Exhibit 99.3

Deutsche Bank

Q2 2019 results

24 July 2019

Our new bank at a glance

H1 2019 pro-forma financials(1), € bn, unless stated otherwise

	Group	Core Bank	YoY	Capital Release Unit
Revenues(2)	12.6	11.9	(3)%	0.6
of which Investment Bank		*3.8*	*(12)%*	
Adjusted costs(3)	11.6	9.6	(4)%	2.1
Cost income ratio	103%	90%	7 ppt	n.m.
Risk-weighted assets	347	282	4%	65
of which Operational Risk	*84*	*52*	*(5)%*	*32*
Leverage exposure (fully loaded)	1,304	1,054	7%	250

Note: Divisional figures in this presentation showing the pro-forma effect of resegmentation are preliminary, unaudited and subject to change. Throughout this presentation totals may not sum due to rounding differences

(1) Reconciliation of pro-forma numbers detailed on slides 23 and 24

(2) Includes refinements to the 2018 pro-forma revenue allocations announced on 7 July 2019 that include the transfer of approximately € 550m into Core Bank from the Capital Release Unit. Refer to page 77 of the Second Quarter 2019 interim report for further details

(3) Throughout this presentation adjusted costs are defined as total noninterest expenses excluding impairment of goodwill and other intangible assets, net litigation charges, and restructuring and severance

H1 2019 pro-forma financials
€ bn, unless stated otherwise

	Current structure													Future structure		
	Group	CIB			PCB			AM			C&O			Group	Core Bank	CRU
			Core Bank	CRU		Core Bank	CRU		Core Bank	CRU		Core Bank	CRU			
Net revenues	12.6	6.3	5.7	0.6	5.0	5.0	0.0	1.1	1.1	-	0.2	0.2	-	12.6	11.9	0.6
Of which: Investment Bank	3.8	3.8	3.8	-	-	-	-	-	-	-	-	-	-	3.8	3.8	-
Noninterest expenses	12.9	7.2	5.1	2.0	4.7	4.7	0.1	0.9	0.9	-	0.1	0.1	-	12.9	10.8	2.1
Restructuring & severance	0.1	0.1	0.1	0.0	(0.0)	(0.0)	0.0	0.0	0.0	-	0.0	0.0	-	0.1	0.1	0.0
Litigation charges, net	0.1	0.2	0.1	0.0	(0.0)	(0.0)	0.0	0.0	0.0	-	0.0	0.0	-	0.1	0.1	0.0
Impairment of goodwill and other intangibles assets	1.0	0.5	0.5	-	0.5	0.5	-	-	-	-	-	-	-	1.0	1.0	-
Adjusted costs	11.6	6.4	4.4	2.0	4.3	4.2	0.1	0.8	0.8	-	0.1	0.1	-	11.6	9.6	2.1
Cost income ratio (in %)	103%	114%	90%	n.m.	95%	95%	147%	78%	78%	n.m.	n.m.	n.m.	n.m.	103%	90%	n.m.
Risk-weighted assets	347	227	163	64	92	91	1	10	10	-	17	17	-	347	282	65
Of which: Operational Risk	84	69	37	32	10	9	1	5	5	-	0	0	-	84	52	32
Leverage exposure	1,304	916	668	248	358	355	3	5	5	-	26	26	-	1,304	1,054	250

Note: Divisional figures in this presentation showing the pro-forma effect of resegmentation are preliminary, unaudited and subject to change

H1 2018 pro-forma financials

€ bn, unless stated otherwise

	Current structure													Future structure		
	Group	CIB			PCB			AM			C&O			Group	Core Bank	CRU
			Core Bank	CRU		Core Bank	CRU		Core Bank	CRU		Core Bank	CRU			
Net revenues	13.6	7.4	6.3	1.1	5.2	5.1	0.1	1.1	1.1	-	(0.1)	(0.1)	-	13.6	12.4	1.2
Of which: Investment Bank	4.3	4.3	4.3	-	-	-	-	-	-	-	-	-	-	4.3	4.3	-
Noninterest expenses	12.2	6.7	4.9	1.8	4.4	4.3	0.1	0.9	0.9	-	0.2	0.2	-	12.2	10.3	2.0
Restructuring & severance	0.3	0.2	0.2	0.0	0.0	0.0	0.0	0.0	0.0	-	0.0	0.0	-	0.3	0.3	0.0
Litigation charges, net	0.0	0.0	0.1	(0.0)	(0.1)	(0.1)	0.0	0.0	0.0	-	0.0	0.0	-	0.0	0.1	(0.0)
Impairment of goodwill and other intangibles assets	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Adjusted costs	11.9	6.5	4.7	1.8	4.5	4.3	0.1	0.9	0.9	-	0.1	0.1	-	11.9	10.0	2.0
Cost income ratio (in %)	90%	90%	78%	159%	85%	84%	n.m.	83%	83%	n.m.	n.m.	n.m.	n.m.	90%	83%	162%
Risk-weighted assets	348	235	161	74	88	84	4	9	9	-	16	16	-	348	270	78
Of which: Operational Risk	93	77	39	38	11	10	1	5	5	-	0	0	-	93	55	39
Leverage exposure	1,324	963	630	333	349	338	10	5	5	-	8	8	-	1,324	981	344

Note: Divisional figures in this presentation showing the pro-forma effect of resegmentation are preliminary, unaudited and subject to change